Exhibit 10.2

3A Partners Limited
19/F 145 Hennessy Road, Wanchai, Hong Kong

October 13, 2024

Finnovate Acquisition Corp.
The White House, 20 Genesis Close

George Town, Grand Cayman, Cayman Islands KY1 1208
Attention: Calvin Kung, Chairman and Chief Executive Officer

Re:	Finder’s Agreement

Dear Mr. Kung:

WHEREAS, the parties previously amended and restated the Finder’s Agreement dated May 12, 2023, pursuant to an amendment dated August 29, 2023;

WHEREAS, the parties now desire to further amend and restate the Finder’s Agreement as set forth below.

This second amended and restated letter agreement (the “Agreement”) is made and entered into as of October 13, 2024, and confirms the engagement by Finnovate Acquisition Corporation, a Cayman Islands company (sometimes referred to as the “Company” or “you”), of 3A Partners Limited, a Hong “Kong incorporated limited liability company (sometimes referred to as the “Finder” or “we”), to assist the Company on a non-exclusive basis in its search for a merger, capital stock exchange, acquisition, or other similar business combination with one or more businesses or entities that would qualify as the Company’s initial business combination as described in the Prospectus (as defined below) (a “Transaction”).

Accordingly, the parties hereto hereby agree as follows:

1. Services of Finder. Finder will use its best efforts to introduce the Company to the Target set forth on Exhibit A. It is understood that the Company will be under no obligation to enter into a Transaction with the Target and the Company will be within its rights to decline any offer made in connection with a Transaction at anytime. Finder will perform its services under this Agreement (a) in accordance with all laws, rules and regulations which may be applicable to such services, (b) in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services, and (c) devoting sufficient resources and its reasonable efforts to ensure that such services are performed in a timely, professional and reliable manner.

2. Compensation. Subject to the terms and conditions of this Agreement, upon the closing of a Transaction with the Target, the Company shall pay to Finder a fee in cash equal to zero point zero five percent (0.05%) (the “Fee Percentage”) of the implied enterprise value of the Target (total value of all Target company outstanding capital stock plus consolidated debt less consolidated cash) provided for in the Transaction immediately prior to the closing of the Transaction (for the avoidance of doubt, excluding the Company’s equity interests, assets and liabilities) (the “Fee”). Notwithstanding the foregoing, in the event that any portion of the consideration paid by the Company to the Target or the Target’s security holders is held in escrow, subject to earnout or otherwise contingent as of the closing of the Transaction (“Contingent Consideration”), the amount of the Fee payable by the Company at the closing of the Transaction will be reduced by the amount of such Contingent Consideration multiplied by the Fee Percentage, and as, when and to the extent that any portion of the Contingent Consideration is finally paid or delivered without contingency, the Company will promptly thereafter pay to Finder as part of the Fee hereunder an amount equal the amount of the Contingent Consideration that has been finally paid or delivered without contingency multiplied by the Fee Percentage. With consent by Finder, all or any portion of the Fee may be payable in newly-issued shares of its ordinary shares (or the common equity of any successor public entity in the Transaction) (the “Fee Shares”), with each Fee Share valued at the redemption price available to the Company’s Public Stockholders (as defined below) who redeem their shares in connection with the Transaction (subject, in the case of Fee Shares issued by any successor public entity, as equitably adjusted for the exchange ratio of the Company’s public ordinary shares for the successor entity public common stock in the Transaction). In addition to any restrictions on transfer imposed by applicable securities laws, any such Fee Shares shall be subject to a lock-up substantially identical to the lock-up that applies to the founder shares held by the Sponsor (as defined below), as set forth in the letter agreement, dated November 8, 2021 as amended, by and among the Company, the Sponsor and certain other insiders named therein, as it may be amended.

3. Termination of Agreement. This Agreement and Finder’s engagement hereunder may be terminated by either party (i) at any time for convenience upon ten (10) business days’ notice thereof to the other party (a “Convenience Termination”) or (ii) in the event that the other party materially breaches or defaults on its obligations under this Agreement and does not cure or remedy such breach or default within ten (10) days after such breaching or defaulting party’s receipt of written notice of such breach or default from the other party (a “Cause Termination”). Notwithstanding anything in this Agreement to the contrary, if within the twelve (12) months following a termination by the Company for a Convenience Termination of by Finder for a Cause Termination, the Company or any of its affiliates consummates a Transaction with the Target, Finder will be entitled to payment in full of its Fees under Section 2 upon the consummation of such Transaction (for the avoidance of doubt, no Fees will be payable in the event of a termination of this Agreement by Finder for a Convenience Termination or by the Company for a Cause Termination. In the event of the termination of this Agreement, any of the terms herein expressly contemplated to survive the termination hereof, along with the NDA, shall continue in accordance with the terms thereof. Notwithstanding anything to the contrary contained herein, the provisions of Section 7 below shall survive indefinitely.

4. Non-Circumvention. The Company agrees that it will not, in any manner, directly or indirectly, circumvent or attempt to circumvent this Agreement or the benefits to which Finder would otherwise be entitled to by virtue of introducing the Company to the Target as contemplated by this Agreement. The Company agrees that it shall not directly or indirectly consummate any Transaction with the Target without compensating Finder as and to the extent required herein.

5. FINRA. Finder represents that it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), or if membership with FINRA or any similar regulatory body is not required for the consummation of the transactions contemplated by this Agreement, that no such membership is required, and that Finder has complied with all applicable laws and regulations with respect to the transactions contemplated herein.

6. Confidentiality. The parties acknowledge and affirm the terms of the Confidentiality Agreement, dated as of May 12, 2023 (the “NDA”), between the Company and Finder, and acknowledge that the NDA will apply to this Agreement, any information of or relating to Target or the Company’s discussions with Target, and the services to be provided hereunder. Finder acknowledges that the existence and terms of this Agreement and the services hereunder are to be kept confidential by Finder in accordance with the requirements of the NDA. If requested by the Company, Finder will sign a joinder agreement or other separate agreement with the Company or the Target to become bound as an agent or representative of the Company by the terms of any confidentiality or non-disclosure agreement that the Company may sign with the Target.

7. Waiver Against Trust. Reference is made to the final prospectus of SPAC, dated as of November 3, 2021 and filed with the U.S. Securities and Exchange Commission (File No. 333-260261) on November 4, 2021 (the “Prospectus”). Finder hereby represents and warrants that it has read the Prospectus and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (including overallotment shares acquired by the Company’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Company shares in connection with the consummation of the Company’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Company fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, subject to extension by an amendment to SPAC’s organizational documents or (c) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Finder hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither Finder nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Company or its Representatives, on the one hand, and Finder or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Finder on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Finder or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Company or its affiliates). Finder agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter into this Agreement, and Finder further intends and understands such waiver to be valid, binding and enforceable against Finder and each of its affiliates under applicable law. To the extent Finder or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Company or its Representatives, Finder hereby acknowledges and agrees that Finder’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Finder or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Finder or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, the Company and its Representatives, as applicable, shall be entitled to recover from Finder and its affiliates the associated legal fees and costs in connection with any such action, in the event the Company or its Representatives, as applicable, prevails in such action or proceeding.

8. Finder Independent Contractor Status. The parties acknowledge and agree that Finder has been retained solely to provide the services set forth in this Agreement and that no fiduciary or agency relationship between the Company and Finder has been created in respect of Finder’s engagement hereunder, regardless of whether Finder has advised or is advising the Company on other matters. In connection with this engagement, Finder is acting as an independent contractor, and not that of an employee, agent, partner or joint venturer or any other relationship, and nothing in this Agreement, including the performance by Finder hereunder, shall create a employee-employer, principle-agent, partnership, joint venture or any other relationship with the Company. As an independent contractor of the Company, Finder shall not have any authority to bind, make any representation or commitment or act on behalf of the Company except as expressly authorized by the Company. The Company understands that Finder is not undertaking to provide any legal, accounting or tax advice in connection with the Transaction. Finder shall not be responsible for the underlying business decision of the Company to effect a Transaction with the Target or for the advice or services provided by any of the Company’s other advisors or independent contractors.

9. Miscellaneous.

(a) Notices. Any notices, consents or other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered either via (i) email; or (ii) in person, upon the first business day following deposit postage prepaid, certified or registered, return receipt requested, addressed as follows:

If to Finder: 3A Partners Limited 19/F 145 Hennessy Road Wanchai, Hong Kong Attention: Li Li Telephone: +86 135 2276 0061 Email: ms.lili.chn@gmail.com

If to the Company:

Finnovate Acquisition Corporation
The White House

20 Genesis Close, George Town

Grand Cayman, Cayman Islands KY1 1208
Attention: Calvin Kung

Telephone: +86 131-2230-7009

Email: calvin@estonecapital.com

(b) Assignment; Successors and Assigns. This Agreement will not be assignable or transferable by either party without the prior written consent of the other, and any purported assignment or transfer without such consent shall be null and void ab initio and of no effect. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective permitted successors and assigns. Nothing contained in this Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or a successor or permitted assign of such a party.

(c) Modifications and Amendments; Waivers. No amendments or modifications of or changes to this Agreement or waiver of the terms and conditions hereof will be binding upon either party, unless approved in writing and signed by both parties. It is further agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(d) Governing Law; Venue; Waiver Of Jury Trial. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof. Subject to Section 9(e) below, any action, claim, suit or other legal proceeding relating to this Agreement shall be brought exclusively in the state or federal courts located in New York County, State of New York (or any appellate courts thereof). The parties expressly waive any objection based on personal jurisdiction, venue or forum non conveniens. Each party hereby irrevocably waives all right to trial by jury in any action, proceeding, claim, suit or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of such party in the negotiation, administration, performance and enforcement hereof.

(e) Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement (other than applications for injunctive or other equitable relief or application for enforcement of a resolution or award under this Section 9(e)) shall be determined by arbitration in New York, New York, or another location if mutually agreed to by the parties. The arbitration shall be administered by JAMS Dispute Resolution (“JAMS”). The arbitration shall be held before a three arbitrator panel and shall be binding with no right of appeal (except for manifest error). The arbitration shall be conducted pursuant to JAM’s Standard Arbitration Rules and in accordance with the substantive law of the State of New York. The arbitration shall be commenced by filing a demand for arbitration with JAMS and serving the demand on the opposing party. The parties shall each select one arbitrator who shall together select the third. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrators’ decision. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of controversy. The costs of the arbitration, including the arbitrators’ fees, shall be borne equally by the parties to the arbitration, unless the arbitration panel orders otherwise.

(f) Severability. If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered. The parties will substitute for any invalid or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

(g) Entire Agreement. This Agreement, together with the NDA, constitutes the full and entire understanding and agreement between the parties with regard to the subject matter of this Agreement and supersedes all prior understandings or agreements with respect thereto.

(h) Further Assurances. Each party shall execute such reasonable documents and perform such further reasonable acts as may be reasonably necessary to carry out or to perform the provisions of this Agreement.

(i) Interpretation. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement. As used in this Agreement, the term: (w) “business day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York; (x) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; (y) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise); and (z) “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, managers, officers, employees, consultants, shareholders, advisors, agents and other representatives, and in the case of the Company, its actual and potential financing sources for the Transaction; provided, that for purposes of this Agreement, Finder and the Company shall not be deemed to be Representatives of each other. For the avoidance of doubt, any reference in this Agreement to an affiliate of the Company prior to the Business Combination will include the Company’s sponsor, Double Ventures Holdings Limited (the “Sponsor”).

(j) Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, pdf or other electronic document transmission, each of which shall be an original, but all of which together shall constitute one instrument.

{Remainder of Page Intentionally Left Blank; Signature page follows}

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm your agreement with the foregoing by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

3A Partners Limited

By:	/s/ Li Li
Name:	Li Li
Title:	Director

Accepted and agreed to as of the date first written above:

FINNOVATE ACQUISITION CORP.

By:	/s/ Calvin Kung
Name:	Calvin Kung
Title:	Chairman and Chief Executive Officer

{Signature Page to Finder’s Agreement Letter}

Exhibit A

Target

Nanjing Scage Auto Tech Co., Ltd. (南京司凯奇汽车科技有限公司) and its successors and permitted assigns